Amendment 1

August 15, 2019

This Amendment 1 dated August 15, 2019 (“Amendment”) to the Share Exchange and Purchase Agreement dated August 9, 2019 (“Agreement”) between (i) FACEBANK GROUP, INC., a Florida corporation (the “Company”) with the EIN registration number 26-4330545 and the shareholders of FACEBANK AG, a Swiss corporation (“TARGET”) with the registration number CH-270.3.015.606-4 as set forth on the signature pages hereof (the “TARGET Shareholders”) is made between the Company, TARGET and TARGET Shareholders (collectively the “Parties”), with the Parties hereby consenting to the following:

1.	Asset Purchase Agreement

The restated, amended and fully executed Asset Purchase Agreement is enclosed in the Exhibit F herein (also named as Exhibit F of the Agreement) as referenced in the Section 2.05.b of the Agreement, and the Company has consented that this information is complete and sufficient for the purpose of meeting condition precedent for the closing as per the Section 5.02.b.ii of the Agreement.

2.	TARGET Financial Statements

TARGET Financial Statements as referenced in the Section 2.06.a of the Agreement and amended herein has been provided to the Company as following:

1)	The annual report for the Key Subsidiary for the calendar 2018 had been provided and is also publicly available at

https://www.asknet.com/fileadmin/Resources/Public/Investor_Relations/Finanzberichte/190517_asknet_Annual_Report_ 2018_EN_secure.pdf ;

2)	The complete 6 months 2019 consolidated financial statements of Nexway AG (“Half-Year Report”) can only be provided to the Company shortly before their approval by the Supervisory Board of Nexway AG and their immediate subsequent publication by Nexway AG before or on September 30, 2019;

3)	In lieu of the Half-Year Report, TARGET has provided the Company with the Exhibit D (also named as Exhibit D of the Agreement) containing unaudited management accounts for the six month period ending June 30, 2019 for Nexway AG (including Nexway SAS) and for P8H Inc, and the Company has consented that this information is complete and sufficient for the purpose of meeting condition precedent for the closing as per the Agreement;

4)	In lieu of providing the balance sheet of the TARGET as of August 15, 2019 as required in the Section 2.06.a of the Agreement, the Parties agreed to nominate the auditor of the Company’s choice to prepare the compilation of the consolidated unaudited TARGET’s financial statements as of August 15, 2019, to be subsequently disclosed by the Company (filed by the Company with the applicable securities market regulators), and the Company has consented that this is complete and sufficient for the purpose of meeting condition precedent for the closing as per the Agreement;

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5)	The Exhibit N includes the current cash and securities balances for TARGET and its key subsidiaries, with those balances remaining subject to change upon completion of the Authorized Transactions as referenced further in the Section 6 of this Amendment;

6)	TARGET Shareholders hereby represent to the Company that TARGET and its group companies have sufficient cash balances, securities and stand by debt facilities to operate the business for the balance of the calendar 2019 including paying all of the interest under any of the Nexway SAS, StockAccess Holdings SAS and Highlight Finance Corp bond facilities coming due in the calendar 2019;

7)	The Company hereby confirms that it had received all of the TARGET Financial Statements and TARGET and/or Key Subsidiary financial information required to meet conditions precedent to closing of the Agreement (as referenced in the Article V of the Agreement).

3.	Ad hoc by The Native SA and the 8K Form by Facebank Group Inc

1)	Ad-hoc to be released by The Native SA after 17:00 CET on August 16 is enclosed in the Exhibit K and the Parties hereby consent to the contents and timing of the release of this ad-hoc;

2)	Ad-hoc (8K form) to be released by Facebank Group Inc after 17:00 EST on August 16 is enclosed in the Exhibit L (in a form of the initial draft) and the Parties hereby consent to the contents and timing of the release of this ad-hoc.

4.	Informing Supervisory Board of Nexway AG

Parties hereby consent that their authorized representatives will join the Supervisory Board meeting of Nexway AG at 11.15am CET on Friday, August 16 dialing in live and presenting the ownership change transaction of Nexway AG as further described in the Exhibit K as well as the ownership change of TARGET as per the Agreement, leaving then up to Nexway AG Supervisory Board to make a decision on the timing and contents of the related public disclosures.

5.	Name Change

5.1	As stipulated by the Agreement, TARGET had filed for the name change (new name – Facebank AG), the evidence of the filing is enclosed in the Exhibit M;

5.2	The Parties acknowledge that Pulse Evolution Group Inc is undergoing the name change to its new name Facebank Group, Inc, and any contract or/and signature by Facebank Group, Inc are deemed sufficient and the Parties accept the signatures of Facebank Group, Inc as binding signatures for Pulse Evolution Group Inc.

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6.	Target Corporate Structure of TARGET, the Exhibit J and Authorized Transactions

The Parties consent that the following Exhibit J below is the agreed upon target corporate structure of the TARGET (to replace the Exhibit J originally included in the Agreement), with the multiple transactions further described herein (“Authorized Transactions”) to be completed before or on September 30, 2019 and as such approved by the Parties as the Authorized Transactions.

As of August 15, 2019 the TARGET had been in a process of significant changes in its corporate structure executed through the series of the Authorized Transactions, with the target corporate structure as presented in the amended Exhibit J herein to be legally effected by no later than September 30, 2019.

Exhibit J (as amended)

Target Corporate Structure

Specifically, the Parties have consented to the following Authorized Transactions that had been either ongoing or about to be initiated as of August 15, 2019 (“Closing Date”) with their scheduled completion dates being anywhere between the Closing Date and September 30, 2019:

1)	On or before the Closing Date the TARGET has entered the Asset Purchase Agreement with The Native SA allowing for (i) increase of the ownership interest in Nexway AG to 61%, and (ii) acquisition of 70% ownership interest in Highlight Finance Corp, both transactions are ongoing and expected to be completed at various dates in September 2019 including the transfer of EUR 3.5 million consideration (including EUR 2 million in cash and EUR 1.5 million in the bonds of StockAccess Holdings SAS), with the TARGET having available funds and securities to meet this payment obligations;

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2)	The TARGET’s wholly owned subsidiary Hashtag Studio Sp.z.o.o had signed in July 2019 a divestment agreement for all of its 70% ownership interest in Fundao Young Fashion Lda (Portugal) with the unrelated party, this divestment is scheduled to close in Q3 2019 with Hashtag Studio to receive all of the related cash proceeds and having no claims, commissions or any encumbrances against those proceeds;

3)	Nexway AG, Nexway Group AG and Nexway SAS are undergoing significant restructuring and streamlining of the corporate structure, including divestment of duplicating subsidiaries, meeting post-closing conditions for Nexway merger and related financings, that will result in significant reduction of the number of legal entities under Nexway AG and elimination of all the securities, borrowings, accounts payable and accounts receivable on the level of Nexway Group AG, the special purpose financing vehicle for Nexway/asknet merger transaction, with Nexway Group AG becoming by September 30, 2019 the latest a debt free, cash free entity with its sole asset being 100% ownership interest in Nexway SAS.

4)	On or before the Closing Date the TARGET has entered the series of transactions to complete consolidation of the legal entities as per Exhibit J (including acquisition of 100% ownership interest in 8+ Holdings LLC) and extinguish all TARGET Shareholders’ loans, personal credit lines and personal expense allowances for TARGET Shareholders and their affiliates. TARGET will extinguish, pay for, transfer, settle or otherwise reimburse using immediate and available funds, cash and securities all and any TARGET Shareholders’ (and their affiliates) loans, claims, receivables vis-à-vis the TARGET or/and its affiliates, management fees and relocation allowances and TARGET will do so before August 31, 2019 using its existing cash and securities without causing any bank or bonds debt increase beyond the existing and fully disclosed Bond Facilities as per schedules B, C and I. For avoidance of any doubt the existing Nexway SAS working capital financing credit line with Societe Generale will not be used or otherwise engaged to facilitate such repayments;

5)	The $10m secured debt facility (the only debt of P8H Inc) is in the process of being fully assigned to Highlight Finance Corp, the original creditor of P8H Inc, that is also to become the sole and secured creditor of P8H Inc upon completion of this assignment (before or on Aug 31, 2019);

6)	On or before the Closing Date the TARGET’s fully owned subsidiary 8+ Holdings LLC (the ownership interest is being transferred to TARGET at the date of the Agreement) had signed an Exchange Agreement with the Company to exchange certain shares in the Company’s subsidiary into the Company’s shares, and this exchange transaction had been in the process of settlement as of the date of this Amendment.

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7.	Closing Remarks and Long Stop Closing Date

The Parties hereby agree to close on the transaction specified in the Agreement and file related announcements if required by no later than 18:00 EST on August 16, 2019. All of the post-closing conditions including the transfer of the shares in the Key Subsidiary (Nexway AG), assignment of the loan owed by P8H Inc and completion of the Authorized Transactions should be finalized before or on September 30, 2019.

Paris, August 15, 2019

Signed by:

Pulse Evolution Group, Inc.	Facebank AG	lndexAtlas AG
dba Facebank Group Inc.

/s/ John C. Textor	/s/ Christian Eich	/s/ Brian McConville
John C. Textor	Christian Eich	Brian McConville
Chief Executive Officer	Authorized Signatory	Authorized Signatory

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Exhibit B	SAH Bond

Exhibit C	Nexway Bond

Exhibit I	HFC Bond

Exhibit D
TARGET Financial Statements

Exhibit F
Asset Purchase Agreement

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Exhibit K

The Native SA Ad-hoc

The Native SA Improves Exit Terms from Nexway AG, Sets the Path for Nearly Complete

De-Leverage Through EUR 23M Debt Reduction

August 16, 2019, Basel, — The Native SA, a Swiss-based and Swiss-listed (NTIV: SWX) ecommerce and media company, is announcing that it has entered the Asset Purchase Agreement with an existing minority shareholder of Nexway AG to divest of the entire The Native’s ownership interest in Nexway AG (equivalent to 51% ownership interest in Nexway AG) and 70% ownership interest in Highlight Finance Corp. The transaction remains subject to multiple conditions precedent and is expected to close before or on September 30, 2019; once and if completed it (i) will reduce consolidated debt of The Native SA by at least EUR 23 million, (ii) de-consolidate all of the revenues and operating losses of Nexway AG, the largest consolidated subsidiary of The Native SA today, and (iii) generate EUR 3.5 million in net proceeds to The Native SA including EUR 2 million in cash and the balance in the form of fixed income securities. This transaction carries far more advantageous economics compared to the call option announced on July 31, 2019 (https://thenative.ch/wp-content/uploads/2019/07/Adhoc_call_option_07312019-3.pdf) as it provides for EUR 23 million debt reduction when completed in addition to EUR 3.5 million in proceeds to The Native SA. In that context, the Native SA board today terminated the option agreement for divestment of Nexway AG shares originally signed and announced on July 31 with no penalty or economic loss to The Native SA of any sort.

For more information: www.thenative.ch

Exhibit L

Ad-hoc (8K Form) by Facebank Group Inc

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Exhibit M

Name Change Filing

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Exhibit N to Amendment 1 to the Share Exchange and Purchase Agreement

Cash and Securities Assets Owned by TARGET and its key subsidiaries as of August 14, 2019

	CASH	BONDS	EQUITIES	TOTAL
Nexway AG	€2,059,612.77			€2,059,612.77
Nexway SAS	€3,161,594.50			€3,161,594.50
P8H Inc	€284,963.08			€284,963.08
8+ Holdings LLC	€64,237.41			€64,237.41
Oakley Capital International AG *	€2,812,855.00	€5,500,000.00	€47,919.40	€8,360,774.40
StockAccess Holdings SAS **	€60,902.39		€3,693,838.09	€3,754,740.48
Hashtag Studio Sp.z.o.o	€140,956.27			€140,956.27
TOTAL	€8,585,121.42	€5,500,000.00	€3,741,757.49	€17,826,878.91

* StockAccess Holdings and Nexway SAS bonds, Nexway AG shares
** The Native SA, Nexway AG, Sporttotal AG, OLMA Fund Units

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